 Filed Under Rule 424(b)(3), Registration Statement No. 333-65750
 Pricing Supplement Number 21 Dated Monday, September 24, 2001
(To: Prospectus Dated August 22, 2001)

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XCR2	100.000%	2.000%	$18,855,200.00	6.250%	Semi-Annual	9/15/2016	03/15/2002	$29.17	YES	Subordinated Unsecured Notes	Aa3	A
Redemption Information: Callable at 100.000% on 09/15/2004 and every coupon date thereafter.

Joint Lead Managers and Lead Agents:  Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Merrill Lynch & Co., PaineWebber Inc, Prudential Securities Corporation, Salomon Smith Barney Inc., Edward D. Jones & Co, Morgan Stanley & Co.
The Bank of America Corporation InterNotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 9/15/2004 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XCS0	100.000%	2.500%	$6,328,725.00	6.375%	Semi-annually	9/15/2021	3/15/2002	$29.75	YES	Subordinated Unsecured Notes	Aa3	A
Redemption Information: *Callable at 100.000% on 9/15/2005 and every coupon date thereafter.

Joint Lead Managers and Lead Agents:  Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Merrill Lynch & Co., PaineWebber Inc, Prudential Securities Corporation, Salomon Smith Barney Inc., Edward D. Jones & Co, Morgan Stanley & Co.

The Bank of America Corporation InterNotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 9/15/2005 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XCT8	100.000%	2.500%	$88,370,100.00	6.900%	Semi-Annually	9/15/2026	3/15/2002	$32.20	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: *Callable at 100.000% on 9/15/2006 and every coupon date thereafter.

Joint Lead Managers and Lead Agents:  Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Merrill Lynch & Co., PaineWebber Inc, Prudential Securities Corporation, Salomon Smith Barney Inc., Edward D. Jones & Co, Morgan Stanley & Co.

The Bank of America Corporation Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring on or after 9/15/2006 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

Bank of America Corporation 100 North Tryon Street Charlotte, NC 28255	Trade Date: Monday, September 24, 2001 @12:00 PM ET
Settlement Date: Thursday, September 27, 2001
Minimum Denomination/Increments: $1000.00/$1000.00
All trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes(sm) is the service mark of Incapital, LLC. All rights reserved

Bank of America $5,000,000,000 Bank of America Corporation InterNotes Prospectus Dated 22-Aug-01